WARRANT PURCHASE PLAN

This Warrant Purchase Plan (the “Purchase Plan”) is entered into on _______________, 2012 (the “Commencement Date”) by and between [ ] (“Broker”) and each of Infinity I-China Fund (Cayman) L.P., Infinity I-China Fund (Israel) L.P., Infinity I-China Fund (Israel 2) L.P., and Infinity I-China Fund (Israel 3) L.P. (collectively the “Sponsors”). This Purchase Plan relates to the purchase, on a “not held” basis, of warrants issued by Infinity Cross Border Acquisition Corporation (the “Company”), each to purchase one ordinary share of the Company (the “Warrants”) and is intended to comply with the provisions of Rule 10b5-1 (“Rule 10b5-1”).

A)   Purchase Plan Requirements

1.	On any day on which there is trading on the Nasdaq Capital Markets (subject to the purchase instructions in Appendix A), Broker will act as the Sponsors’ exclusive agent to purchase Warrants in accordance with Appendix A.

2.	Purchases made by Broker pursuant to this Purchase Plan shall be made only in accordance with Appendix A, and shall be made at the prevailing market prices, pursuant to the limitations stated in Appendix A, in open-market transactions.

3.	Broker shall be entitled to a commission of [$ ] per Warrant purchased.

4.	Purchases of the Warrants under this Purchase Plan shall be made outside the provisions of Rule 10b-18 as promulgated under the Securities Exchange Act of 1934, as amended (“Rule 10b-18”). However, all purchases will comply with the technical requirements of Rule 10b-18. If any of the technical requirements of Rule 10b-18 cannot be complied with, purchases will not be made under the Purchase Plan.

B)   The Sponsors’ Representations, Warranties and Covenants

Each Sponsor makes the following representations and warranties, each of which shall continue while this Purchase Plan is in effect and will survive the termination of this Purchase Plan:

1.	At the time of execution of this Purchase Plan, the Sponsor is not aware of any material, non-public information with respect to the Company. The Sponsor is entering into this Purchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws.

2.	Purchases of Warrants under this Purchase Plan are irrevocable, have been duly authorized by such Sponsor and are not prohibited by any legal, regulatory or contractual restriction or undertaking binding on the Sponsor. Such Sponsor will inform Broker as soon as possible of any subsequent legal or contractual restrictions affecting the execution of the Purchase Plan by Broker or such Sponsor and of the occurrence of any event that would cause the Purchase Plan to be suspended or to end as contemplated in Section D and Section F.

3.	Such Sponsor agrees not to enter into or alter any corresponding or hedging transaction with respect to the Warrants while this Purchase Plan remains in effect.

4.	This Purchase Plan constitutes such Sponsor’s legal, valid and binding obligation enforceable against it in accordance with its terms.

5.	Such Sponsor acknowledges and agrees that purchases of Warrants by Broker pursuant to Appendix A will not be made in accordance with the provisions of Rule 10b-18 and that, in accordance with Section A(4), above, Broker shall however make purchases of Warrants as provided in Appendix A in technical compliance with all of the requirements of Rule 10b-18.

6.	Infinity I-China Fund (Cayman) L.P. shall, on behalf of the Sponsors, promptly notify Broker of the date the Company announces an initial business combination.

7.	Such Sponsor shall not have any discretion or influence with respect to the purchases under the Purchase Plan.

C)   Purchase Instructions

See Appendix A.

D)   Suspension of Purchases

The Sponsors acknowledge and agree that Broker may suspend purchases under this Purchase Plan in the event that:

1.	Broker determines that it is prohibited from purchasing Warrants by a legal, contractual or regulatory restriction applicable to it or its affiliates or to any Sponsor and its affiliates (other than any such restriction relating to such Sponsor’s possession or alleged possession of material nonpublic information about the Company).

2.	Broker determines, in its sole discretion, that a market disruption has occurred, beyond the control of Broker that would materially interfere with Broker’s ability to carry out the terms of this Purchase Plan.

3.	Trading in the Warrants is halted or suspended.

4.	If any purchases cannot be executed as required by this Purchase Plan due to any of the events specified in Sections (D)(1), (D)(2) or (D)(3), Broker shall effect such purchases as promptly as practicable after the cessation or termination of such disruption, applicable restriction or other event.

E)   Intentionally omitted.

F)   Termination of this Purchase Plan

1.	This Purchase Plan will terminate upon the earliest of one of the following events:

i.	The terms outlined in Appendix A have been met; and

ii.	Broker is prohibited by law or other governmental agency from engaging in purchasing activity as the Sponsors’ agent under this Purchase Plan.

2.	Any transaction pending at the time Broker receives a notice referred to in Section F shall be completed and Broker shall receive the commission set forth in Section A (3).

G)   Indemnification and Limitation on Liability

1.	The Sponsors severally agree to indemnify and hold harmless Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorney’s fees and costs) arising out of or attributable to: (a) any material breach by the Sponsors of this Purchase Plan (including the Sponsors representations and warranties), and (b) any violation by the Sponsors of applicable laws or regulations. The Sponsors will have no indemnification obligations in the case of gross negligence or willful misconduct of Broker or any other indemnified person. This indemnification will survive the termination of this Purchase Plan. Broker agrees that the Company shall have no obligation to indemnify or hold harmless Broker in connection with this Purchase Plan.

2.	Notwithstanding any other provision herein, neither Broker nor any of the Sponsors will be liable for:

i.	Special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages or any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen.

ii.	Any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

3.	The Sponsors acknowledge and agree that Broker has not provided the Sponsors with any tax, accounting or legal advice with respect to this Purchase Plan, including whether the Sponsors would be entitled to any of the affirmative defenses under Rule 10b5-1.

H)   Governing Law

This Purchase Plan will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

I)   Entire Agreement

This Purchase Plan (including Appendix A hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral.

This Purchase Plan and each party’s rights and obligations hereunder may not be assigned or delegated without the written permission of the other party and shall inure to the benefit of each party’s successors and permitted assigns, whether by merger, consolidation or otherwise.

J)   Notices

All required notifications under this Purchase Plan shall be made in writing (signed by facsimile) and confirmed by telephone to:

To Sponsors:

Name: c/o [Infinity - C.S.V.C. Management Ltd.]

Attention: Amir Gal-Or, [Co-Chief Executive Officer, Co-President and Co-Chairman]

Address: 3 Azrieli Center (Triangle Tower)
42nd Floor, Tel Aviv, Israel, 67023

Telephone:

Fax:

E-Mail:

Copies to:

Name: Ellenoff Grossman & Schole LLP

Attention: Stuart Neuhauser, Esq.

Address: 150 E42nd St., 11th Fl., New York, NY 10017

Telephone: 212-370-1300

Fax: 212-370-7889

E-Mail: sneuhauser@egsllp.com

To Broker: Primary Contact: Alternate Contact #1: Alternate Contact #2: Address: Telephone: Fax: E-Mail:	Copies to: Name: Address: Telephone: Fax: E-mail:

K)   Counterparts

This Purchase Plan may be executed in two or more counterparts and by facsimile signature.

IN WITNESS WHEREOF, the undersigned have executed this Purchase Plan as of the date first written above.

Infinity I-China Fund (Cayman) L.P.	BROKER

By:	By:

Name:	Name:

Title:	Title:

Account #

Infinity I-China Fund (Israel) L.P.

By:

Name:

Title:

Account #

Infinity I-China Fund (Israel 2) L.P

By:

Name:

Title:

Account #

Infinity I-China Fund (Israel 3) L.P.

By:

Name:

Title:

Account #

Appendix A

Name of Buyer: ______________ Name of Issuer: Infinity Cross Border Acquisition Corporation Ticker: ____________

Purchase Instructions (1)

*** INFORMATION ON GRID MUST BE TYPED ***

(a) Sale Period(s)		(b) Authorized Number of Warrants to be Purchased	(c) Authorized Dollar Amount to be Purchased		(d) Limit Price (“Market” if a Market Order)
Start Date	End Date
Commencement Date	TBD (See Special Instructions Below)(2)	2,000,000 (See Special Instructions Below)(3)	$800,000	(3)	$0.40 (exclusive of commissions)

☐	Daily Purchases shall be executed pursuant to the safe harbor conditions of SEC Rule 10b-18, if available.

☒	Plan Warrant Cap

Authorized Number of Warrants to be Purchased Under Plan: Up to 2,000,000 (3)

☒	Plan Dollar Cap

Authorized Dollar Amount to be Purchased Under Plan: $0.40 ($800,000 in aggregate) (3)

Inclusive of Commissions: ☐ YES ☒ NO

Comments and Special Instructions

1.	The aggregate purchases set forth below shall each be made on a pro-rata basis for each of the Sponsors as follows: Infinity I-China Fund (Cayman) L.P. (46.7%); Infinity I-China Fund (Israel) L.P. (23.8%); Infinity I-China Fund (Israel 2) L.P. (20.4%) and Infinity I-China Fund (Israel 3) L.P. (9.1%).

2.	The End Date of the Purchase Plan will be the earlier of the date the Company announces an initial business combination or when all Warrants have been purchased pursuant to this Plan. The Sponsors will promptly notify Broker if the Company announces an initial business combination.

3.	Plus, at $0.40 per Warrant, an amount of Warrants equal to the number of units purchased by the underwriters of the Company’s IPO in connection with the exercise of their overallotment option, up to a maximum of an additional $120,000, or 300,000 Warrants.